EXHIBIT 8

List of Subsidiaries of Kidoz Inc. as at December 31, 2023

The financial statements include the accounts of the Company’s subsidiaries:

Company	Registered	% Owned
Shoal Media (Canada) Inc.	British Columbia, Canada	100%
Kidoz Ltd.	Israel	100%
Prado Media Ltd. (formerly Rooplay Media Ltd.)	British Columbia, Canada	100%
Rooplay Media Kenya Limited	Kenya	100%
Shoal Media Inc.	Anguilla	100%
Shoal Games (UK) Plc	United Kingdom	0%
Shoal Media (UK) Ltd.	United Kingdom	100%

Shoal Media Canada was incorporated under the laws of British Columbia, Canada, on February 10, 1998, as 559262 B.C. Ltd. and changed its name to Bingo.com (Canada) Enterprises Inc. on February 11, 1999. It subsequently changed its name to English Bay Office Management Limited on September 8, 2003. Effective March 11, 2016, it changed its name to Shoal Media (Canada) Inc.

On August 15, 2002, 99% of the share capital of Shoal UK was acquired. Shoal UK was incorporated under the laws of England and Wales on August 18, 2000, as CellStop plc. and changed its name to Bingo.com (UK) plc. on August 5, 2002. During the year ended December 31, 2015, the Company changed the name of the company to Shoal Games (UK) plc. During the year ended December 31, 2023, Shoal Games (UK) plc was discontinued and struck off.

On January 21, 2008, Coral Reef Marketing Inc., was incorporated under the laws of Anguilla, British West Indies. During the year ended December 31, 2022, Coral Reef Marketing Inc. merged with Kidoz Inc. and Kidoz Inc. is the surviving entity.

On January 1, 2013, 100% of the share capital of Shoal Media Inc., an Anguillian Company was acquired.

On October 25, 2016, Rooplay Media Ltd., was incorporated under the laws of British Columbia, Canada.

On March 27, 2017, Shoal Media UK Ltd. was incorporated under the laws of England and Wales.

On July 12, 2017, Rooplay Media Kenya Limited was incorporated under the laws of Kenya.

On March 4, 2019 the Company completed the acquisition of all of the issued and outstanding equity securities of Kidoz Ltd. (“Kidoz”) (www.kidoz.net), a privately held Israeli company.